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                                                                    Exhibit 99.1
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                                    NEWS RELEASE
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                                Contact:  Fran Crecco
                                General Scanning Inc.
                                617-924-1010 Ext. 205


                GENERAL SCANNING ANNOUNCES COMPLETION OF ACQUISITION
                                 OF VIEW ENGINEERING

         WATERTOWN, MA, August 28, 1996 -- General Scanning Inc.
         (Nasdaq: GSCN) today announced the completion of its acquisition of View Engineering, Inc., Simi Valley, California. The transaction was accomplished through the merger of View and a wholly-owned subsidiary of General Scanning and will be recorded as a pooling of interests for accounting purposes.

         The merger, which was announced on April 16, 1996, was consummated by the exchange of approximately 0.25 shares of Common Stock of General Scanning for each outstanding share of View capital stock. General Scanning issued approximately 1.4 million shares of Common Stock (after giving effect to certain adjustments at the closing) in exchange for all of the outstanding shares of capital stock, accrued preferred dividends and the net value of all vested warrants and options. In addition, General Scanning has reserved approximately 10,000 additional shares of its Common Stock for issuance to the holders of unvested View stock options. After the merger, approximately 11.8 million shares of General Scanning Common Stock will be outstanding.

         View Engineering, headquartered in Simi Valley, California, was a privately-held company founded in 1977. View designs, manufactures and markets laser systems used for inspection in semiconductor and electronics manufacturing and for general purpose metrology. Current applications include: automatic semiconductor package measurement of QFPs (quad flat package), TSOPs (thin small outline package) and BGAs (ball grid arrays); and in-process inspection of solder paste and component placement on SMT (surface mount technology) printed circuits. BGA devices and SMT circuits are gaining increasing acceptance in the electronics industry. View's inspection and metrology systems employ non-contact 3-D image processing.

         General Scanning Inc., headquartered in Watertown, Massachusetts, develops and manufactures a broad line of laser systems for a wide range of applications in the semiconductor, electronics, aircraft and medical industries. In addition, the Company produces a line of laser subsystems and components which are used in the Company's own systems as well as sold to other manufacturers of laser systems. General Scanning also designs and manufactures under ISO 9001 certification a line of thermal printers for leading medical instrument companies.
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         Both companies' core technology is based upon high accuracy laser systems. General Scanning's technology is high speed micropositioning and power control of lasers used to perform high-precision work, frequently at micron scale. View's laser image processing technology serves applications requiring precision inspection, measurement and process control.